Exhibit 99.1

Quality Distribution, Inc. Announces Second Quarter 2014 Results

— Company Reports Record Q2 Revenue of $255.6 Million, Up 6.8% Versus Last Year —

— Quality Reports Q2 Net Income of $0.41 per Diluted Share —

— Quality Generates Q2 Adjusted Net Income of $0.22 per Diluted Share —

— Redeemed $41.7 Million of High Cost Senior and Subordinated Notes Since March 2014 —

TAMPA, FL – August 5, 2014 – Quality Distribution, Inc. (NASDAQ: QLTY) (“Quality” or the “Company”), a North American logistics and transportation provider with market leading businesses, today reported a 6.8% increase in revenue in the second quarter ended June 30, 2014 versus the prior-year period.

The Company reported net income of $11.4 million, or $0.41 per diluted share, for the second quarter ended June 30, 2014, compared to a net loss of $31.1 million, or ($1.18) per diluted share, for the second quarter ended June 30, 2013. The second quarter of 2014 included a $4.2 million pre-tax gain on early debt extinguishment and a $3.9 million reversal of a deferred tax valuation allowance. The second quarter of 2013 included an impairment charge of $55.7 million related to the Energy Logistics segment and a $22.8 million reversal of a deferred tax valuation allowance.

Adjusted net income for the second quarter of 2014 was $6.1 million, or $0.22 per diluted share, compared with adjusted net income of $5.3 million, or $0.20 per diluted share in the comparable prior-year period. Adjusted results are calculated by excluding pre-tax items not considered part of regular operating activities, which are presented in a reconciliation of net income to adjusted net income in the attached financial exhibits.

“We are pleased with our second quarter performance as we delivered strong top line growth, advanced our balance sheet improvement strategy and met the high end of our earnings expectation range,” stated Gary Enzor, Chairman and Chief Executive Officer. “Our Chemical and Intermodal segments posted very solid results and all three of our operating segments generated increases in driver counts. On a company-wide basis, our driver count has risen 6.0% since the end of last year. Our Energy Logistics segment achieved sequential margin improvement this quarter, despite headwinds in certain shale regions. Overall, the first half of 2014 met our expectations and we look forward to carrying this momentum into the second half of the year.”

Second Quarter 2014 Consolidated Results

Consolidated revenue for the second quarter of 2014 was $255.6 million, an increase of 6.8% versus the same quarter last year. Excluding fuel surcharges, revenue for the second quarter of 2014 increased $11.1 million, or 5.3%, compared to the prior-year period. This revenue improvement was primarily due to strong growth in Chemical Logistics, which was driven by increased volumes and positive contribution from new terminals established during the first and second quarters of 2014.

On a consolidated basis, Quality reported operating income in the second quarter of 2014 of $14.9 million compared to an operating loss of $41.7 million in the prior-year period. After adjusting for the non-operating items presented in the attached financial exhibits, second quarter 2014 operating income was $16.7 million or 6.2% above the prior-year period, driven by increases in each operating segment. Adjusted EBITDA for the second quarter of 2014 was $23.2 million, which was essentially flat compared to the second quarter of 2013. A reconciliation of net income to adjusted EBITDA is included in the attached financial exhibits.

Second Quarter 2014 Segment Results

Chemical Logistics

Revenues in the Chemical Logistics segment were $171.7 million in the second quarter of 2014, up $14.6 million or 9.3% versus the second quarter of 2013. Excluding fuel surcharges, revenues increased $11.5 million or 8.9%, resulting from higher prices and volumes, benefits from a business acquired by an independent affiliate in late March 2014, and the opening of several new terminal locations during the first and second quarters of 2014. Aggressive recruiting and retention actions have resulted in higher driver counts, enabling Chemical Logistics to meet continued solid demand from customers.

Operating income in the Chemical Logistics segment was $19.4 million, up $1.3 million versus the comparable prior-year period, after excluding non-operating items. Higher revenues in the quarter contributed to a 7.4% increase in operating income. Comparable margins fell 20 basis points on an adjusted basis, primarily as incentives were provided to the affiliate that made the above referenced acquisition and to affiliates opening new terminals.

Energy Logistics

Revenues in the Energy Logistics segment during the second quarter of 2014 were $44.0 million, down $1.1 million from the prior-year period. Transportation revenues declined primarily due to lower volumes in the Bakken and Marcellus shale regions, partially offset by increased oil hauling activity in the Eagle Ford shale and Permian Basin, as well as increased revenue from newer markets such as Wyoming and Colorado.

The Energy Logistics segment reported operating income of $0.8 million in the second quarter of 2014, compared to an operating loss of $55.1 million in the prior-year period. After adjusting for non-operating items, operating income in the second quarter of 2014 was $2.4 million, up $0.3 million versus the prior-year period. Higher profitability was achieved in most shales due to lower operating costs and better asset efficiency. Energy Logistics adjusted EBITDA for the second quarter of 2014 was $4.4 million compared with $4.9 million in the prior-year period, and was up $1.0 million compared to the first quarter of 2014.

Intermodal

Second quarter 2014 revenues in the Intermodal segment were $39.6 million, up $2.7 million or 7.3% versus the prior-year period. Excluding fuel surcharges, revenues for the second quarter increased $2.0 million, or 6.3%, primarily due to increases in transportation revenue. Revenues from depot services also increased by 3.9% from the prior period, resulting from modest increases in repair and storage business.

Operating income in the Intermodal segment was $5.8 million in both the second quarter of 2014 and 2013, and up $0.1 million after excluding non-operating items. Margins declined 100 basis points as positive contribution from higher revenues was partially offset by increased maintenance costs incurred during the quarter. Additionally, Intermodal also benefited from a strong surge in its higher margin depot service business during the second quarter of last year.

Shared Services

Second quarter 2014 shared services costs totaled $11.1 million, compared to $10.4 million in the prior-year period. The increase in costs related primarily to efforts to support driver recruitment and increased non-cash, stock-based compensation costs, offset in part by a reduction in professional fees.

Summary

Mr. Enzor continued, “Higher driver counts in each operating segment led to positive top line impacts and reflects the hard work and creative efforts on retention and recruiting. The new Chemical terminals we opened this year and the business acquired by an independent affiliate have contributed to our revenue increases, with our new Houston terminal growing faster than anticipated. The outlook for Chemical and Intermodal remains positive and we expect to continue this momentum in the second half of the year. In our Energy Logistics business, we are continuing to shift our mix of business toward steadier oil hauling activity versus water delivery. While this can help margins, the business continues to exhibit volatility as the timing of our customers’ drilling activities and rapidly shifting customer requirements impact the need for our services. The Texas shale regions are presently our stronger markets, which offset some of the variability we have experienced in other areas.”

Balance Sheet and Cash Flow

As part of the consideration for a 2012 acquisition, Quality issued subordinated promissory notes in an aggregate principal amount of $21.3 million (the “Subordinated Notes”), with a maturity date of June 1, 2017. On June 12, 2014, the Company retired the remaining $19.2 million principal balance of the Subordinated Notes at a discount for $15.0 million in cash, and recognized a gain on early extinguishment of debt of $4.2 million in the second quarter of 2014.

On July 16, 2014, Quality redeemed $22.5 million of 9.875% Second-Priority Senior Secured Notes due 2018 (“Senior Notes”). The optional redemption required a premium payment of $0.7 million and will result in non-cash charges of $0.4 million to write off debt issuance costs in the third quarter of 2014.

The Subordinated Notes and Senior Notes redemptions were funded with proceeds from borrowings under the Company’s ABL Facility and cash on hand, and are expected to result in lower cash interest costs during the second half of the year.

The Company generated operating cash flow for the second quarter of 2014 of $1.1 million, versus $9.8 million in the prior-year period. The change was driven primarily by an increase in accounts receivable resulting from growth in the Chemical Logistics segment. Borrowing availability under the Company’s ABL Facility was $76.7 million at June 30, 2014. This represents an increase of $2.4 million from December 31, 2013, and an increase of $4.5 million from June 30, 2013. Borrowing availability is expected to decrease in the third quarter due to the partial redemption of the Senior Notes.

Capital expenditures for the quarter ended June 30, 3014 were $8.7 million, which were offset by $9.2 million of equipment sale proceeds. For the six months ended June 30, 3014, capital expenditures, net of proceeds from asset sales, were $7.2 million compared with $3.1 million for the comparable prior-year six-month period. Net capital expenditures were higher in 2014 as a large percentage of expected tank trailer deliveries to support Chemical growth were scheduled early in the year.

“We took several steps to reduce our total debt and lower our cost of capital thus far this year, which included the full repayment of our Subordinated Notes at a discount and the partial redemption of our high cost Senior Notes,” stated Joe Troy, Chief Financial Officer. “While these transactions were funded primarily from borrowings under our ABL, we still maintain a healthy level of availability. As we previously stated, we typically build working capital in the first half of the year and generate operating cash in the second half of the year. We remain focused on reducing our cost of capital and overall leverage by utilizing our ample free cash flow for debt reduction, as we position ourselves for a potential debt refinancing later this year.”

Third Quarter 2014 Expectations

For the third quarter of 2014, Quality expects adjusted earnings per diluted share to be in the range of $0.19 to $0.23. For the full year 2014, the Company expects adjusted earnings per diluted share to be in the range of $0.72 to $0.78. These estimates assume a 39% tax rate, and exclude any impacts from non-operating items, reorganization expenses in the Energy Logistics business, and costs related to any potential debt refinancing activity. The Company expects its net capital expenditures for 2014 to range from $10.0 to $15.0 million, and its free cash flow to be in the range of $46.0 to $50.0 million.

Quality will host a conference call for equity analysts and investors to discuss these results on Wednesday, August 6, 2014 at 10:00 a.m. Eastern Time. The toll free dial-in number is 888-206-4916; the toll number is 913-312-0833; the passcode is 2663390. A replay of the call will be available through September 5, 2014, by dialing 888-203-1112; the passcode is 2663390. A webcast of the conference call may be accessed in the Investor Relations section of Quality’s website. Copies of the earnings release and other financial information about Quality may also be accessed in the Investor Relations section of Quality’s website at www.qualitydistribution.com. The Company regularly posts or otherwise makes available information within the Investor Relations section that may be important to investors.

About Quality

Headquartered in Tampa, Florida, Quality operates the largest chemical bulk logistics network in North America through its wholly-owned subsidiary, Quality Carriers, Inc., and is the largest North American provider of intermodal tank container and depot services through its wholly-owned subsidiary, Boasso America Corporation. Quality also provides logistics and transportation services to the unconventional oil and gas industry including crude oil, fresh water and production fluids, through its wholly-owned subsidiaries, QC Energy Resources, Inc. and QC Environmental Services, Inc. Quality’s network of independent affiliates and independent owner-operators provides nationwide bulk transportation and related services. Quality is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This press release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Forward-looking information is any statement other than a statement of historical fact and includes our 2014 Outlook. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, risks and uncertainties regarding forward-looking statements include (1) the effect of local, national and international economic, credit, capital and labor market conditions on the economy in general, on our ability to obtain desired debt financing and on the particular industries in which we operate, including excess capacity in the industry, changes in fuel and insurance prices, interest rate fluctuations, and downturns in customers’ business cycles and shipping requirements; (2) our substantial leverage and our ability to make required payments and comply with restrictions contained in our debt arrangements or to otherwise generate sufficient cash flow from operations or borrowing under our ABL Facility to fund our liquidity needs; (3) competition and rate fluctuations, including fluctuations in prices and demand for transportation services as well as for commodities such as natural gas and oil; (4) our reliance on independent affiliates and independent owner-operators; (5) our liability related to third party equipment leasing programs; (6) a shift away from or slowdown in production in the shale regions in which we have energy logistics operations; (7) our liability as a self-insurer to the extent of our deductibles as well as changing conditions and pricing in the insurance marketplace; (8) increased unionization, which could increase our operating costs or constrain operating flexibility; (9) changes in, or our inability to comply with, governmental regulations and legislative changes affecting the transportation industry generally or in the particular segments in which we operate; (10) federal and state legislative and regulatory initiatives, which could result in increased costs and additional operating restrictions upon us or our oil and gas frac shale energy customers; (11) our ability to access and use disposal wells and other disposal sites and methods in our energy logistics business; (12) our ability to comply with current and future environmental regulations and the increasing costs relating to environmental compliance; (13) potential disruptions at U.S. ports of entry; (14) diesel fuel prices and our ability to recover costs through fuel surcharges; (15) our ability to attract and retain qualified drivers; (16) terrorist attacks and the cost of complying with existing and future anti-terrorism security measures; (17) our dependence on senior management; (18) the potential loss of our ability to use net operating losses to offset future income; (19) potential future impairment charges; (20) our ability to successfully identify acquisition opportunities, consummate such acquisitions and successfully integrate acquired businesses and converted independent affiliates and achieve the anticipated benefits and synergies of acquisitions and conversions, the effects of the acquisitions and conversions on the acquired businesses’ existing relationships with customers, governmental entities, independent affiliates, independent owner-operators and employees, and the impact that acquisitions and conversions could have on our future financial results and business performance and other future conditions in the market and industry from the acquired businesses; (21) our ability to execute plans to profitably operate in the transportation business and disposal well business within the energy logistics market; (22) our success in entering new markets; (23) adverse weather conditions; (24) disruptions of our information technology and communications systems; (25) our liability for our proportionate share of unfunded vested benefit liabilities, particularly in the event of our withdrawal from any of our multi-employer pension plans; (26) the assumptions underlying our expectations of financial results in 2014; and (27) changes in planned or actual capital expenditures due to operating needs, changes in regulation, covenants in our debt arrangements and other expenses, including interest expense. Readers are urged to carefully review and consider the various disclosures regarding these and other risks and uncertainties, including but not limited to risk factors contained in Quality Distribution, Inc.‘s Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Reports on Form 10-Q, as well as other reports filed with the Securities and Exchange Commission. Quality disclaims any obligation to update any forward-looking statement, whether as a result of developments occurring after the date of this release or for any other reasons.

Contact:	Joseph J. Troy
Executive Vice President and Chief Financial Officer
800-282-2031 ext. 7195

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s) Except Per Share Data

Unaudited

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

OPERATING REVENUES:
Transportation	$184,331	$174,647	$353,857	$338,641
Service revenue	34,113	32,705	66,300	66,159
Fuel surcharge	37,155	31,944	69,929	63,918

Total operating revenues	255,599	239,296	490,086	468,718

OPERATING EXPENSES:
Purchased transportation	173,685	150,380	331,304	293,252
Compensation	22,955	25,501	44,210	51,971
Fuel, supplies and maintenance	25,630	26,486	48,760	53,615
Depreciation and amortization	5,403	6,729	10,898	13,422
Selling and administrative	7,780	8,155	15,038	15,634
Insurance costs	4,713	4,373	10,984	8,870
Taxes and licenses	740	1,150	1,676	1,982
Communications and utilities	1,023	922	1,955	2,017
(Gain) loss on disposal of property and equipment	(1,202)	1,591	(1,713)	(1,498)
Impairment charges	—	55,692	—	55,692

Total operating expenses	240,727	280,979	463,112	494,957

Operating income (loss)	14,872	(41,683)	26,974	(26,239)

Interest expense	7,282	7,884	14,646	15,607
Interest income	(121)	(234)	(245)	(445)
Gain on early extinguishment of debt	(4,217)	—	(4,217)	—
Other (income) expense	(154)	(271)	3	(7,243)

Income (loss) before income taxes	12,082	(49,062)	16,787	(34,158)
Provision for (benefit from) income taxes	713	(17,915)	2,345	(12,155)

Net income (loss)	$11,369	$(31,147)	$14,442	$(22,003)

PER SHARE DATA:
Net income (loss) per common share
Basic	$0.41	$(1.18)	$0.53	$(0.83)

Diluted	$0.41	$(1.18)	$0.52	$(0.83)

Weighted average number of shares
Basic	27,404	26,460	27,248	26,542
Diluted	27,911	26,460	27,809	26,542

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In 000’s)

Unaudited

	June 30, 2014	December 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$2,628	$1,957
Accounts receivable, net	147,394	120,932
Prepaid expenses	12,056	13,401
Deferred tax asset, net	24,257	20,709
Other current assets	11,400	9,919

Total current assets	197,735	166,918

Property and equipment, net	162,428	170,114
Assets held-for-sale	3,975	1,129
Goodwill	32,955	32,955
Intangibles, net	15,437	16,149
Non-current deferred tax asset, net	25,692	31,401
Other assets	7,423	8,583

Total assets	$445,645	$427,249

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Current maturities of indebtedness	$4,709	$8,692
Current maturities of capital lease obligations	455	1,888
Accounts payable	11,907	10,248
Independent affiliates and independent owner-operators payable	21,754	14,398
Accrued expenses	30,677	30,580
Environmental liabilities	4,446	3,818
Accrued loss and damage claims	8,193	8,532

Total current liabilities	82,141	78,156

Long-term indebtedness, less current maturities	370,393	369,730
Capital lease obligations, less current maturities	324	2,995
Environmental liabilities	3,444	4,479
Accrued loss and damage claims	9,832	10,747
Other non-current liabilities	15,062	17,393

Total liabilities	481,196	483,500

SHAREHOLDERS’ DEFICIT
Common stock	447,985	441,877
Treasury stock	(11,006)	(10,557)
Accumulated deficit	(256,063)	(270,505)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(26,878)	(27,477)

Total shareholders’ deficit	(35,551)	(56,251)

Total liabilities and shareholders’ deficit	$445,645	$427,249

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

SEGMENT OPERATING RESULTS

(In 000’s)

Unaudited

The Company has three reportable business segments for financial reporting purposes that are distinguished primarily on the basis of services offered. The Company also separately reports Shared Services, which consists of corporate and shared services overhead costs, including information technology, driver recruiting, accounting, stock-based compensation, pension, environmental and other corporate headquarters costs. Segment results for prior-year periods were reclassified to conform to the current year presentation. The Company’s reportable business segments are:

•	Chemical Logistics, which consists of the transportation of bulk chemicals primarily through our network that includes independent affiliates and company-operated terminals, and equipment rental income;

•	Energy Logistics, which consists primarily of the transportation of fresh water, disposal water and crude oil for the unconventional oil and gas market, through company-operated terminals and independent affiliates, and equipment rental income; and

•	Intermodal, which consists of Boasso’s intermodal ISO tank container transportation and depot services supporting the international movement of bulk liquids.

	Three Months Ended June 30, 2014
	Chemical	Energy		Shared
	Logistics (a)	Logistics (b)	Intermodal (c)	Services	Total
Operating Revenues:
Transportation	$123,572	$40,378	$20,381	$—	$184,331
Service revenue	17,812	2,127	13,801	373	34,113
Fuel surcharge	30,282	1,485	5,388	—	37,155

Total operating revenues	$171,666	$43,990	$39,570	$373	$255,599

Segment revenue % of total revenue	67.2%	17.2%	15.5%	0.1%	100.0%
Segment operating income (loss)*	$20,736	$2,710	$6,600	$(10,973)	$19,073
Depreciation and amortization	2,425	2,052	836	90	5,403
Other income	(1,069)	(114)	(19)	—	(1,202)

Operating income (loss)	$19,380	$772	$5,783	$(11,063)	$14,872

	Three Months Ended June 30, 2013
	Chemical	Energy		Shared
	Logistics (d)	Logistics (e)	Intermodal	Services	Total
Operating Revenues:
Transportation	$113,206	$42,572	$18,869	$—	$174,647
Service revenue	16,629	2,500	13,283	293	32,705
Fuel surcharge	27,189	40	4,715	—	31,944

Total operating revenues	$157,024	$45,112	$36,867	$293	$239,296

Segment revenue % of total revenue	65.6%	18.9%	15.4%	0.1%	100.0%
Segment operating income (loss)*	$21,023	$4,845	$6,664	$(10,203)	$22,329
Depreciation and amortization	2,885	2,892	828	124	6,729
Impairment charges	—	55,692	—	—	55,692
Other expense	88	1,376	74	53	1,591

Operating income (loss)	$18,050	$(55,115)	$5,762	$(10,380)	$(41,683)

(a)	Operating income in the Chemical Logistics segment during the three months ended June 30, 2014 includes $0.1 million of severance costs.
(b)	Operating income in the Energy Logistics segment during the three months ended June 30, 2014 includes $1.6 million of energy reorganization costs.
(c)	Operating income in the Intermodal segment during the three months ended June 30, 2014 includes $0.1 million of severance costs.
(d)	Operating income in the Chemical Logistics segment during the three months ended June 30, 2013 includes $0.2 million of independent affiliate conversion costs.
(e)	Operating loss in the Energy Logistics segment during the three months ended June 30, 2013 includes impairment charges of $55.7 million and $1.5 million of energy reorganization costs.

	Six Months Ended June 30, 2014
	Chemical	Energy		Shared
	Logistics (f)	Logistics (g)	Intermodal (h)	Services	Total
Operating Revenues:
Transportation	$238,195	$76,327	$39,335	$—	$353,857
Service revenue	34,955	4,073	26,775	497	66,300
Fuel surcharge	57,334	2,515	10,080	—	69,929

Total operating revenues	$330,484	$82,915	$76,190	$497	$490,086

Segment revenue % of total revenue	67.4%	16.9%	15.6%	0.1%	100.0%
Segment operating income (loss)*	$39,365	$5,446	$12,672	$(21,324)	$36,159
Depreciation and amortization	4,872	4,185	1,654	187	10,898
Other (income) expense	(2,017)	323	(19)	—	(1,713)

Operating income (loss)	$36,510	$938	$11,037	$(21,511)	$26,974

	Six Months Ended June 30, 2013
	Chemical	Energy		Shared
	Logistics (i)	Logistics (j)	Intermodal	Services (k)	Total
Operating Revenues:
Transportation	$222,274	$79,502	$36,865	$—	$338,641
Service revenue	33,003	6,421	26,423	312	66,159
Fuel surcharge	54,451	273	9,194	—	63,918

Total operating revenues	$309,728	$86,196	$72,482	$312	$468,718

Segment revenue % of total revenue	66.1%	18.4%	15.5%	—	100.0%
Segment operating income (loss)*	$41,434	$7,559	$13,332	$(20,948)	$41,377
Depreciation and amortization	5,647	5,893	1,636	246	13,422
Impairment charges	—	55,692	—	—	55,692
Other (income) expense	(795)	1,596	74	(2,373)	(1,498)

Operating income (loss)	$36,582	$(55,622)	$11,622	$(18,821)	$(26,239)

(f)	Operating income in the Chemical Logistics segment during the six-month period ended June 30, 2014 includes $0.2 million of independent affiliate conversion costs and $0.1 million of severance costs.
(g)	Operating income in the Energy Logistics segment during the six-month period ended June 30, 2014 includes $2.7 million of energy reorganization costs.
(h)	Operating income in the Intermodal segment during the six-month period ended June 30, 2014 includes $0.1 million of severance costs.
(i)	Operating income in the Chemical Logistics segment during the six-month period ended June 30, 2013 includes $0.4 million of affiliate conversion costs and $0.2 million of severance costs.
(j)	Operating loss in the Energy Logistics segment during the six-month period ended June 30, 2013 includes impairment charges of $55.7 million and $1.5 million of energy reorganization costs.
(k)	Operating loss in Shared Services during the six-month period ended June 30, 2013 includes $2.6 million of gains on property dispositions and $0.4 million of severance costs.
*	Segment operating income (loss) reported in the business segment tables above excludes amounts such as depreciation and amortization and gains and losses on disposal of property and equipment.

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME, EBITDA AND ADJUSTED EBITDA AND RECONCILIATION OF NET INCOME (LOSS) PER SHARE TO ADJUSTED NET INCOME PER SHARE

For the Three Months and the Six Months Ended June 30, 2014 and 2013

(In 000’s)

Unaudited

Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”). Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA are presented herein because they are important metrics used by management to evaluate and understand the performance of the ongoing operations of Quality’s business. For the three months ended June 30, 2014 and 2013 Adjusted Net Income, management uses the Company’s actual effective tax rate of 37.3% (adjusted for the release of a deferred tax valuation allowance), and 36.5%, respectively, for calculating the provision for income taxes. For the six months ended June 30, 2014 and 2013 Adjusted Net Income, management uses the Company’s actual effective tax rate of 37.3% (adjusted for the release of a deferred tax valuation allowance), and 35.6%, respectively, for calculating the provision for income taxes. In addition, in arriving at Adjusted Net Income and Adjusted Net Income per Share, the Company adjusts for significant items that are not part of regular operating activities. These adjustments include energy reorganization costs, severance costs, independent affiliate conversion costs, gain on early extinguishment of debt, gain on property dispositions, impairment charges and earnout adjustments.

EBITDA is a component of the measure used by Quality’s management to facilitate internal comparisons to competitors’ results and the bulk transportation, chemical and energy logistics and intermodal industries in general. We believe that financial information based on GAAP for businesses, such as Quality’s, should be supplemented by EBITDA so investors better understand the financial information in connection with their evaluation of the Company’s business. This measure addresses variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Accordingly, EBITDA allows analysts, investors and other interested parties in the bulk transportation, logistics and intermodal industries to facilitate company-to-company comparisons by eliminating some of the foregoing variations. EBITDA as used herein may not, however, be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. To calculate EBITDA, Net Income (loss) is adjusted for the provision for income taxes, depreciation and amortization and net interest expense. To calculate Adjusted EBITDA, we calculate EBITDA from Net Income, which is then further adjusted for items that are not part of regular operating activities, including energy reorganization costs, severance costs, independent affiliate conversion costs, gain on early extinguishment of debt, gain on property dispositions, impairment charges, earnout adjustments and other non-cash items such as non-cash stock-based compensation. Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for the consolidated statements of operations prepared in accordance with GAAP, or as an indication of Quality’s operating performance or liquidity.

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Net Income (Loss) Reconciliation:

Net income (loss)	$11,369	$(31,147)	$14,442	$(22,003)

Net income (loss) per common share:
Basic	$0.41	$(1.18)	$0.53	$(0.83)

Diluted	$0.41	$(1.18)	$0.52	$(0.83)

Weighted average number of shares:
Basic	27,404	26,460	27,248	26,542
Diluted	27,911	26,460	27,809	26,542

Reconciliation:

Net income (loss)	$11,369	$(31,147)	$14,442	$(22,003)

Adjustments to net income (loss):
Provision for (benefit from) income taxes	713	(17,915)	2,345	(12,155)
Energy reorganization costs	1,603	1,462	2,703	1,462
Severance and lease termination costs	189	46	189	632
Independent affiliate conversion costs	—	181	222	438
Gain on early extinguishment of debt	(4,217)	—	(4,217)	—
Gain on property dispositions	—	—	—	(2,577)
Impairment charges	—	55,692	—	55,692
Earnout adjustment	—	—	—	(6,800)

Adjusted income before income taxes	9,657	8,319	15,684	14,689
Provision for income taxes at 37.3% and 36.5% for the three months ended June 30, 2014 and 2013, respectively, and 37.3% and 35.6% for the six months ended June 30, 2014 and 2013, respectively	3,602	3,036	5,850	5,229

Adjusted net income	$6,055	$5,283	$9,834	$9,460

Adjusted net income per common share:
Basic	$0.22	$0.20	$0.36	$0.36

Diluted	$0.22	$0.20	$0.35	$0.35

Weighted average number of shares:
Basic	27,404	26,460	27,248	26,542
Diluted	27,911	27,052	27,809	27,084

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
EBITDA and Adjusted EBITDA:

Net income (loss)	$11,369	$(31,147)	$14,442	$(22,003)

Adjustments to net income (loss):
Provision for (benefit from) income taxes	713	(17,915)	2,345	(12,155)
Depreciation and amortization	5,403	6,729	10,898	13,422
Interest expense, net	7,161	7,650	14,401	15,162

EBITDA	24,646	(34,683)	42,086	(5,574)

Energy reorganization costs	1,573	1,462	2,625	1,462
Severance and lease termination costs	189	46	189	483
Independent affiliate conversion costs	—	181	222	438
Gain on early extinguishment of debt	(4,217)	—	(4,217)	—
Gain on property dispositions	—	—	—	(2,577)
Impairment charges	—	55,692	—	55,692
Earnout adjustment	—	—	—	(6,800)
Non-cash stock-based compensation	1,031	773	1,702	1,780

Adjusted EBITDA	$23,222	$23,471	$42,607	$44,904